SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 16, 2002
                                                 -----------------------------


                                The Stanley Works
 -----------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


  Connecticut                  1-5244                06-0548860
-----------------------------------------------------------------------------
(State or other            (Commission           (IRS Employer
jurisdiction of             File Number)          Identification No.)
incorporation)


1000 Stanley Drive, New Britain, Connecticut            06053
-----------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (860) 225-5111
                                                   --------------------------


                                 Not Applicable
-----------------------------------------------------------------------------
 (Former name or former address, if changed since last report)








                       Exhibit Index is located on Page 4
                               Page 1 of 13 Pages

Item 7.        Financial Statements and Exhibits.
               ----------------------------------


   (c) 20(i)   Press Release dated October 16, 2002.


       20(ii) Cautionary Statements relating to forward looking statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.

Item 9.        Regulation FD Disclosure.
               -------------------------

               In a press release attached to this 8-K, the company provided earnings guidance for the fourth quarter and full year 2002 and for the full year 2003 and commentary regarding gross margin projections and consumer and industrial sales expectations. In a conference call with industry analysts, shareowners and other participants, the company reviewed the earnings guidance and commentary regarding gross margin projections and consumer and industrial sales expectations.

























                               Page 2 of 13 Pages

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                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                THE STANLEY WORKS



Date:  October 16, 2002      By:   /s/ Bruce H. Beatt
     -------------------     ---------------------------------------
                             Name:  Bruce H. Beatt
                             Title: Vice President, General
                                    Counsel and Secretary

























                               Page 3 of 13 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated October 16, 2002



                              Exhibit No.  Page
                              -----------  ----

                                20(i)       5

                                20(ii)      12

































                               Page 4 of 13 Pages

                                                   Exhibit 20(i)

FOR IMMEDIATE RELEASE

Stanley Works Reports Third Quarter Results

First Nine Months' Free Cash Flow Before Dividends Tops $166 Million

New Britain, Connecticut, October 16, 2002 . . . The Stanley Works (NYSE: SWK) announced that third quarter net income was $55 million (62 cents per fully-diluted share), consistent with company estimates of 61 cents - 63 cents provided on October 10. As previously reported, the current quarter's results included a favorable foreign tax development that reduced income taxes by $5.5 million, or 6 cents per fully-diluted share.

Operating cash flow was $104 million, up 50% over the third quarter a year-ago, and free cash flow before dividends (cash from operations less capital expenditures) was $93 million, nearly double the $49 million realized last year. On a year-to-date basis, operating cash flow was $208 million, double last year. The company's debt was reduced by $49 million during the quarter, and debt to capital dropped to 31%.

Operating cash flow included a net cash receipt (after payment of excise taxes) of $69 million representing the final settlement from termination of a defined benefit plan. After paying income taxes in the fourth quarter, the company will have received approximately $40 million this year.

Net sales were $666 million, 1% lower than last year. Sales were reduced by $5 million in the third quarters of 2002 and 2001 as cooperative advertising expenses were reclassified out of selling, general and administrative expenses into net sales, as required by EITF 00-25.

John M. Trani, Chairman and Chief Executive Officer, commented: "We continue to benefit from recent retail share gains and strong sell-through of Stanley products. As a consequence, our consumer business was up a mid-single digit percent again this quarter. Industrial revenues, given depressed market conditions, were down a mid-single digit percent. Continued weakness prevailed across industrial tool channels and sales were negatively impacted by $14 million in our Proto and Mac Tools businesses as a result of previously reported operational issues in our Mechanics Tools business."

Gross margin was 31.5% versus 34.9% last year primarily from a flawed execution in consolidating two domestic manufacturing plants and other related production activities in Mechanics Tools. Measures to restore these operations to normal

                               Page 5 of 13 Pages
shipment and profit levels have been taken; a new team has been charged with correcting the problems; and the production issues are gradually subsiding.

Selling, general and administrative ("SG&A") expenses of $133 million (20.0% of sales) were $9 million or 120 basis points below third quarter 2001 levels, exclusive of one-time charges recorded in 2001. Resulting operating margin was 11.5%, down 220 basis points from 13.7% last year, aside from the above-noted 2001 one-time charges.

Tools sales decreased 3% to $497 million. Operating margin was 10.4% versus 14.4% exclusive of one-time charges in the same period last year. Lower industrial sales from the Mechanics Tools problem and continued slow industrial markets amplified an ongoing mix shift to the retail channel.

Doors segment sales increased 5% to $169 million. Operating profit increased 36% to $25 million and was 14.8% of sales versus 11.5% last year. Performance reflected solid sales growth in the Hardware and Access Technologies businesses, and productivity gains and SG&A expense reductions in entry doors. This segment has substantial potential to expand sales both organically and through acquisitions.

Mr. Trani added: "Consumer sales are expected to grow again in the fourth quarter as market share is increasing, and Hand Tools sales are recording double-digit gains at major retailers. However, that expectation is tempered by continued uncertainty about consumer spending and customer inventory management as well as lingering backlogs in Mechanics Tools and Mac Tools. Current business trends indicate no recovery in the industrial businesses. A cautious outlook is clearly prudent, and we expect fourth quarter sales to be at levels essentially flat with last year, with the retail businesses up and industrial revenues down a similar amount."

The company reiterated its recent fourth quarter guidance of earnings per fully-diluted share at approximately the same level in 2002 as in 2001 when the company earned 57 cents exclusive of one-time charges. Resulting full-year 2002 earnings are expected to approximate $2.47 per fully-diluted share. Management expects full recovery of gross margin rates to first-half 2002 levels in the first quarter of 2003 and, including earnings accretion expected as a result of the Best Access Systems acquisition, expressed confidence that 2003 earnings per fully diluted share would grow by a solid double-digit percent.



                               Page 6 of 13 Pages

Mr. Trani continued: "This was a disappointing quarter as our twelve-quarter string of delivering consensus earnings was interrupted, due mainly to factors within our control. We continue to take the steps needed to restore our Mechanics Tools and Mac Tools businesses to normal operations.

"On the other hand our company took a significant step forward in bolstering the Access Technologies group. With the completed acquisition of Senior Technologies, Inc., a market leader of personal security systems for the nursing home market and the announced acquisition of Best Access Systems, the positioning element of our strategy has moved beyond rhetoric."

Best Access Systems is a global provider of security access control systems with $250 million in sales. Its products include mechanical access hardware and electronic access controls that are used in government offices, military facilities, entertainment venues, office buildings and educational facilities worldwide. Each acquired business - Senior Technologies and Best Access Systems
- is in growth markets, serves customers directly and has an important service component. Both will be immediately accretive to earnings per share and more importantly will generate returns above the cost of capital within twelve months. This is a platform to build upon in a myriad of ways over the next several years.

The company's regularly scheduled quarterly conference call with its financial analysts will be held at 2:00pm EDT today. At that time management will discuss the matters above in further detail. The call is accessible to any investor who wishes to listen via the Internet at http://www.stanleyworks.com, by selecting "Events and Webcasts" from the "Investor Relations" section of the web page.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and doors for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact: Gerry Gould, VP-Investor Relations at (860) 827-3833 ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company's corporate web site at http://www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases".







                               Page 7 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                   Third Quarter           Year to Date
                                   ----------------       --------------
                                    2002     2001          2002    2001
                                   ------   ------        ------  ------
NET SALES                       $ 665.5   $ 671.4*      $1,931.3  $1,964.6*

COSTS AND EXPENSES
  Cost of sales                   455.6     436.8        1,282.9   1,272.6
  Selling, general
   and administrative             133.4     147.4*         403.4     442.4*
  Interest - net                    4.8       6.7           17.1      20.8
  Other - net                      (0.5)      3.9          (19.4)    (12.2)
  Restructuring charge               -         -              -       18.3
                                --------   -------     ---------- ---------
                                $ 593.3    $ 594.8      $1,684.0  $1,741.9
                                --------   -------     ---------- ---------
EARNINGS BEFORE INCOME TAXES       72.2       76.6         247.3     222.7
  Income taxes                     17.5       22.1          80.4      70.9
                                   ----       ----          ----      ----
NET EARNINGS                    $  54.7    $  54.5      $  166.9  $  151.8
                                =======    =======      ========  ========

NET EARNINGS PER SHARE OF COMMON STOCK

  Basic                         $   0.63   $   0.64     $   1.94  $   1.77
                                ========   ========     ========  ========

  Diluted                       $   0.62   $   0.62     $   1.90  $   1.74
                                ========   ========     ========  ========

DIVIDENDS PER SHARE             $   0.26   $   0.24     $   0.74  $   0.70
                                ========   ========     ========  ========

AVERAGE SHARES OUTSTANDING (in thousands)
         Basic                    86,582    85,439        85,991    85,744
                                  ======    ======        ======    ======

         Diluted                  88,041    87,419        87,985    87,346
                                  ======    ======        ======    ======

* In January 2002 the company adopted Emerging Issues Task Force (EITF) Issue Number 00-25 "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services". EITF 00-25 requires the reclassification of certain customer promotional payments previously reported in selling, general and administrative (SG&A) expenses as a reduction of revenue, and prior periods must be restated for comparability of results. Year to date 2001 Net Sales and SG&A are $14.2 million lower and third quarter 2001 Net Sales and SG&A are $4.7 million lower than previously published amounts, reflecting reclassification of certain cooperative advertising (co-op) expenses. The co-op reclassifications for 2001 will be less than 1% of previously reported Net Sales.

                               Page 8 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)


                                            September 2002   December 2001
                                            --------------   -------------
ASSETS
  Cash and cash equivalents                  $   132.6       $   115.2
  Accounts receivable                            578.5           551.3
  Inventories                                    404.6           410.1
  Other current assets                            75.2            64.8
                                                  ----            ----
      Total current assets                     1,190.9         1,141.4
                                               -------         -------
  Property, plant and equipment                  488.4           494.3
  Goodwill and other intangibles                 265.5           236.1
  Other assets                                   156.1           183.9
                                                 -----           -----
                                             $ 2,100.9        $2,055.7
                                             =========        ========

LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings                      $   225.7        $  297.4
  Accounts payable                               259.8           247.7
  Accrued expenses                               265.1           280.4
                                                 -----           -----
      Total current liabilities                  750.6           825.5
                                                 -----           -----
  Long-term debt                                 204.5           196.8
  Other long-term liabilities                    171.3           201.1
  Shareowners' equity                            974.5           832.3
                                                 -----           -----
                                              $2,100.9        $2,055.7
                                              ========        ========











                               Page 9 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                            Third Quarter      Year to Date
                                            --------------    -------------
                                            2002    2001       2002    2001
                                            -------------      ------------
OPERATING ACTIVITIES
  Net earnings                             $ 54.7   $ 54.5  $ 166.9  $ 151.8
  Depreciation and amortization              15.8     18.6     48.5     60.8
  Restructuring charges and
   asset impairments                           -         -       -      18.3
  Other non-cash items                       10.1     (2.0)    (7.6)   (25.6)
  Changes in working capital                (31.8)   (11.0)   (24.9)   (75.3)
  Changes in other operating
   assets and liabilities                    55.1      9.0     25.5    (26.1)
                                             ----      ---     ----    -----
  Net cash provided by
   operating activities                     103.9     69.1    208.4    103.9

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures         (10.7)   (20.0)   (41.9)   (56.0)
  Business acquisitions/dispositions        (31.2)     0.2    (21.9)   (77.9)
  Cash dividends on common stock            (21.9)   (20.6)   (62.8)   (59.9)
  Other net investing and financing
    activity                                (47.1)   (38.7)   (64.4)   148.5
                                            -----     ----    -----    -----
  Net cash used in investing
   and financing activities                (110.9)   (79.1)  (191.0)   (45.3)

Increase (Decrease) in Cash and
  Cash Equivalents                           (7.0)   (10.0)    17.4     58.6

Cash and Cash Equivalents,
 Beginning of Period                        139.6    162.2    115.2     93.6
                                            -----    -----    -----     ----

Cash and Cash Equivalents,
 End of Period                            $ 132.6  $ 152.2   $132.6  $ 152.2
                                          =======  =======   ======= =======













                               Page 10 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

                                   Third Quarter         Year to Date
                                   -------------        ---------------
                                   2002      2001        2002    2001
                                   ----      ----        ----    ----
INDUSTRY SEGMENTS
Net Sales
         Tools                    $ 497.0 $ 510.8      $1,471.5 $ 1,520.0
         Doors                      168.5   160.6         459.8     444.6
                                    -----   -----         -----     -----
         Consolidated             $ 665.5 $ 671.4      $1,931.3 $ 1,964.6
                                  ======= =======      ======== =========


Operating Profit
         Tools                    $  51.5 $  68.8      $  178.9 $   205.2
         Doors                       25.0    18.4          66.1      44.4
                                     ----    ----          ----      ----
         Consolidated             $  76.5  $ 87.2      $  245.0 $   249.6
                                  =======  ======      ======== =========
































                               Page 11 of 13 Pages
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                                                               Exhibit 20(ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached as Exhibit 20(i) to this Current Report on Form 8-K regarding the company's ability to (i) deliver fourth quarter sales essentially flat with the fourth quarter 2001, with the retail businesses up and industrial revenues down a similar amount; (ii) deliver fourth quarter 2002 earnings that approximate prior year fourth quarter levels (exclusive of one-time charges) of $.57 per fully diluted share, (iii) deliver full year 2002 earnings of approximately $2.47 per fully diluted share; (iv) deliver first quarter 2003 gross margin rates equal to first half 2002 levels;
(v) grow 2003 earnings per fully diluted share by a solid double-digit percentage over expected 2002 earnings; and (vi) generate revenue from two acquisitions, Senior Access Technologies and Best Access Systems, that will be immediately accretive to earnings and generate returns above the cost of capital within twelve months, are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions, including inventory reductions, and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues and gross margin rates is dependent upon a number of factors, including (i) the success of the company's efforts to redress production problems in its Mechanics Tools business; (ii) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives; (iii) the success of The Home Depot and Wal-Mart programs and of other initiatives to increase retail sell through and stimulate demand for the company's products; (iv) the success of recruiting programs and other efforts to deliver positive overall Mac Tools truck count versus the prior year; (v) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (vi) the ability of the company to fulfill demand for its products; (vii) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; (viii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products; (ix) the successful integration of Senior Technologies, Inc., which the company recently acquired, with existing businesses of the company and the achievement of the sales plans for this business; and (x) the receipt of regulatory and other approvals required to close the Best Access transaction, the fulfillment of other closing requirements and completion of the acquisition, the successful integration of Best Access


                               Page 12 of 13 Pages
with existing businesses of the company, and the achievement of the sales plan for the combined businesses.

The company's ability to deliver inventory reductions and otherwise improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related workforce reductions expected to be completed in 2002. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, inventory management pressures on the company's customers, increasing competition, changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, decreases in consumer spending, the impact of events that cause or may cause disruption in the company's distribution and sales networks such as the recent closure of ports on the West Coast, the events of September 11, 2001, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.










                               Page 13 of 13 Pages
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